March 25, 2025

Eric Olson
Chief Executive Officer
SINTX Technologies, Inc.
1885 West 2100 South
Salt Lake City, UT 84119

       Re: SINTX Technologies, Inc.
           Registration Statement on Form S-3
           Filed March 19, 2025
           File No. 333-285932
Dear Eric Olson:

       This is to advise you that we have not reviewed and will not review your registration statement.

        Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

       Please contact Juan Grana at 202-551-6034 with any questions.



                                                           Sincerely,

                                                           Division of
Corporation Finance
                                                           Office of Industrial
Applications and
                                                           Services
cc:   David Marx, Esq.